Exhibit 16(5)

[Voya Stationery]

J. Neil McMurdie
Senior Counsel
(860) 580-2824
Fax: (860) 580-4897
Neil.McMurdie@voya.com

November 21, 2014

Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Attention: Filing Desk

Re: Voya Retirement Insurance and Annuity Company
Prospectus Title: Guaranteed Accumulation Account
Registration Statement on Form S-3
File No.: 333-__________

Dear Ladies and Gentlemen:

As Counsel to Voya Retirement Insurance and Annuity Company, a Connecticut life insurance company
(the “Company”), I have represented the Company in connection with the Guaranteed Accumulation
Account (the “Account”) available under certain variable annuity contracts and the S-3 Registration
Statement relating to such Account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-3 relating to such
Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ J. Neil McMurdie

J. Neil McMurdie

Windsor Site	Voya Services Company
One Orange Way, C2N
Windsor, CT 06095-4774